Exhibit 99.1
                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                 Contacts:
New York, N.Y. 10022                                       ---------
                                                           James N. Fernandez
                                                           (212)230-5315
                                                           Mark L. Aaron
                                                           (212)230-5301

                      TIFFANY REPORTS FIRST QUARTER RESULTS
                      -------------------------------------

New York, N.Y., May 29, 2009 - Tiffany & Co. (NYSE: TIF) reported lower sales, operating margin and net earnings for its first quarter ended April 30, 2009. These financial results were consistent with management's expectations for the quarter and the Company reaffirmed its outlook for the full year.

Net sales in the first quarter declined 22% to $523.1 million. On a constant-exchange-rate basis, which excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see attached "Non-GAAP Measures" schedule), worldwide net sales declined 18%, with a 21% decline in comparable store sales.

Net earnings in the first quarter were $24.3 million, or $0.20 per diluted share, compared with $64.4 million, or $0.50 per diluted share, in the prior year.

Michael J. Kowalski, chairman and chief executive officer, said, "Despite reduced consumer demand in the luxury sector, Tiffany is, and is projected to remain, solidly profitable and will generate substantial cash from operations. We remain confident about the continued effectiveness of our fundamental growth strategies, and in their ability to generate superior financial returns when economic conditions improve."

Net sales by segment were as follows:
-------------------------------------
     o In the Americas, first quarter sales declined 31% to $259.0 million. Comparable U.S. store sales declined 34%, which included a 32% decline in comparable branch store sales and a 42% decline in New York flagship store sales. Tiffany opened stores in Toronto (its second) and Guadalajara. Combined Internet and catalog sales in the U.S. declined 17%.

     o In the Asia-Pacific region, first quarter sales declined 9% to $201.4 million. Results varied by country. On a constant-exchange-rate basis, sales declined 7% and comparable store sales declined 9%. The Company opened stores in Hangzhou, China and Busan, Korea, and closed one in Ikebukuro, Japan.

     o In Europe, sales of $55.6 million were 8% below the prior year. On a constant-exchange-rate basis, sales increased 18% largely due to incremental sales from new stores opened in the prior year, and comparable store sales rose 3%.

     o The Company operated 209 TIFFANY & CO. stores and boutiques at April 30, 2009 (88 in the Americas, 97 in Asia-Pacific and 24 in Europe),
          versus 192 locations a year ago (81 in the Americas, 93 in Asia-Pacific and 18 in Europe).

     o Other sales declined 43% to $7.0 million in the first quarter due to reduced wholesale sales of diamonds partly offset by higher sales in soon-to-be-closed IRIDESSE stores.

Other financial highlights were:
--------------------------------
     o Gross margin (gross profit as a percentage of net sales) was 55.6% in the first quarter, compared with 57.1% in the prior year, primarily due to higher product costs.

     o Selling, general and administrative (SG&A) expenses declined 15% in the first quarter, reflecting reduced staff and marketing costs, as well as variable cost savings tied to lower sales levels.

     o Interest and other expenses, net in the first quarter were higher than the prior year primarily due to increased interest expense related to recent issuances of long-term debt.

     o The effective tax rate was 42.0% in the first quarter compared with 36.7% in the prior year, due to a shift in the geographical mix of earnings, but the Company continues to expect an effective tax rate of approximately 37% for the full year.

     o Accounts receivable at April 30, 2009 were 30% lower than the prior year as a result of the sales decline.

     o Net inventories at April 30, 2009 were 6% above the prior year due to the opening of new stores and lower sales. Consistent with the Company's objective, net inventories have declined 3% since the beginning of the fiscal year and are projected to decline by a single-digit percentage for the full year.

     o The Company's balance sheet liquidity at April 30, 2009 included: cash and cash equivalents of $303.7 million (versus $159.6 million a year ago) and total short-term borrowings and long-term debt of $821.8 million (versus $611.2 million a year ago). The increase in debt included $400 million of new long-term debt issuances which have been and will be applied to retire existing debt and for general corporate purposes.

2009 Outlook:
-------------
Mr. Kowalski added, "We are now almost one month into our second quarter and, although it's still too early to draw any conclusions, we are seeing a lessening in the rate of year-over-year total sales decline, as we expected. The rate of decline has improved slightly in the Americas and to a greater extent in other regions. Therefore, we reaffirm our previously-announced full year expectations (based on assumptions that may or may not prove valid) which continue to call for: (i) a worldwide sales decline of approximately 11% including regional sales declines of: (a) a mid-teens percentage in the Americas (greater in the first half of the year), (b) a mid-single-digit percentage in the Asia-Pacific region,
(c) a high-single-digit percentage in Europe, as well as (d) a 20% decline in Other sales; (ii) a decline in the operating margin (when the prior year is adjusted to exclude one-time items) due to a lower gross margin and the anticipated sales de-leverage effect on fixed costs, partly offset by savings tied to staff reductions as well as other cost-related initiatives; and (iii) net earnings from continuing operations of $1.50 - $1.60 per diluted share. Our balance sheet provides us with more than ample liquidity to pursue our growth strategies."

Today's Conference Call
-----------------------
The Company will host a  conference  call today at 8:30 a.m.  (Eastern  Time) to
review   these   results   and   its   outlook.    Investors   may   listen   at
http://investor.tiffany.com ("Events and Presentations").

Next Scheduled Announcement
---------------------------
The Company expects to report its second quarter results on Friday, August 28, 2009 with a conference call at 8:30 a.m. (Eastern Time) that day. To receive notifications of conference calls and news release alerts, please register at http://investor.tiffany.com ("E-Mail Alerts").

Tiffany & Co. operates jewelry and specialty retail stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. Other operations include consolidated results from ventures operated under trademarks or tradenames other than TIFFANY & CO. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This document contains certain "forward-looking" statements concerning the Company's objectives and expectations with respect to sales, operating margin, earnings, inventories and cash flow. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company's 2008 Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

                                      # # #

                         TIFFANY & CO. AND SUBSIDIARIES
                                   (Unaudited)

NON-GAAP MEASURES
-----------------

The Company's reported sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars
("constant-exchange-rate       basis").       Management      believes      this
constant-exchange-rate basis provides a more representative assessment of the sales performance and provides better comparability between reporting periods.

The Company's management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company's operating results. The following table reconciles sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:


                                          First Quarter 2009 vs. 2008
                                ------------------------------------------------
                                                                      Constant-
                                      GAAP          Translation       Exchange-
                                    Reported          Effect          Rate Basis
                                ------------------------------------------------
Net Sales:
----------
Worldwide                               (22)%           (4)%              (18)%
Americas                                (31)%           (1)%              (30)%
  U.S.                                  (31)%            --               (31)%
Asia-Pacific                             (9)%           (2)%               (7)%
  Japan                                  (7)%            6 %              (13)%
  Other Asia-Pacific                    (11)%          (15)%                4 %
Europe                                   (8)%          (26)%               18 %

Comparable Store Sales:
-----------------------
Worldwide                               (24)%           (3)%              (21)%
Americas                                (34)%           (2)%              (32)%
  U.S.                                  (34)%            --               (34)%
Asia-Pacific                            (10)%           (1)%               (9)%
  Japan                                  (6)%            7 %              (13)%
  Other Asia-Pacific                    (16)%          (11)%               (5)%
Europe                                  (19)%          (22)%                3 %

                         TIFFANY & CO. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
               (Unaudited, in thousands, except per share amounts)




                                                                       Three Months Ended April 30,
                                                                     -------------------------------
                                                                             2009             2008
                                                                     --------------    -------------
Net sales                                                           $      523,059    $     668,149

Cost of sales                                                              232,032          286,895
                                                                     --------------    -------------

Gross profit                                                               291,027          381,254

Selling, general and administrative expenses                               236,587          277,945
                                                                     --------------    -------------

Earnings from operations                                                    54,440          103,309

Interest and other expenses, net                                            12,444            1,508
                                                                     --------------    -------------

Earnings from operations before income taxes                                41,996          101,801

Provision for income taxes                                                  17,655           37,411
                                                                     --------------    -------------

Net earnings                                                        $       24,341    $      64,390
                                                                     ==============    =============


Net earnings per share:

  Basic                                                             $         0.20    $        0.51
                                                                     ==============    =============
  Diluted                                                           $         0.20    $        0.50
                                                                     ==============    =============


Weighted-average number of common shares:

  Basic                                                                    124,001          126,458
  Diluted                                                                  124,164          128,773



                         TIFFANY & CO. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Unaudited, in thousands)




                                                                   April 30,         January 31,             April 30,
                                                                       2009                 2009                  2008
                                                           -----------------    -----------------    ------------------
ASSETS
------
Current assets:
Cash and cash equivalents                                   $       303,729      $       160,445      $        159,625
Accounts receivable, net                                            135,437              164,447               193,154
Inventories, net                                                  1,553,717            1,601,236             1,466,166
Deferred income taxes                                                12,130               13,640                27,388
Prepaid expenses and other current assets                           120,772              108,966                86,784
                                                               -------------        -------------        --------------

Total current assets                                              2,125,785            2,048,734             1,933,117

Property, plant and equipment, net                                  721,452              741,048               742,116
Other assets, net                                                   315,015              312,501               334,618
                                                               -------------        -------------        --------------

                                                            $     3,162,252      $     3,102,283      $      3,009,851
                                                               =============        =============        ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
Short-term borrowings                                       $        74,199      $       242,966      $        199,421
Current portion of long-term debt                                    40,170               40,426                65,728
Accounts payable and accrued liabilities                            163,102              223,566               175,777
Income taxes payable                                                 25,324               27,653                49,979
Merchandise and other customer credits                               64,239               67,311                68,573
                                                               -------------        -------------        --------------

Total current liabilities                                           367,034              601,922               559,478

Long-term debt                                                      707,477              425,412               346,010
Pension/postretirement benefit obligations                          203,550              200,603                81,836
Other long-term liabilities                                         151,977              152,334               134,422
Deferred gains on sale-leasebacks                                   125,555              133,641               144,577
Stockholders' equity                                              1,606,659            1,588,371             1,743,528
                                                               -------------        -------------        --------------

                                                            $     3,162,252      $     3,102,283      $      3,009,851
                                                               =============        =============        ==============
